Exhibit 99.2

Mount Rainier Acquisition Corp. Announces Closing of $172.5 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

New York, New York- October 7, 2021 – Mount Rainier Acquisition Corp. (NASDAQ: RNERU, the “Company”) announced today that it closed its initial public offering of 17,250,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 2,250,000 units. Each unit consists of one share of common stock and one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase three-fourths of one share of common stock at $11.50 per share.

The units are listed on The Nasdaq Global Market (“NASDAQ”) and began trading under the ticker symbol “RNERU” on October 5, 2021. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on NASDAQ under the symbols “RNER” and “RNERW,” respectively.

Mount Rainier Acquisition Corp is a blank check company sponsored by DC Rainier SPV LLC, a Delaware limited liability company managed by Dominion Capital LLC, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on established, technology focused businesses that have an aggregate enterprise value of approximately $500 million to $2.0 billion and would benefit from access to public markets and the operational and strategic expertise of our management team and board of directors.

A.G.P./Alliance Global Partners is the sole book-running manager for the IPO and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 4, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Mount Rainier Acquisition Corp.
Matthew Kearney
Chairman
256 W. 38th Street, 15th Floor
New York, NY 10018

matthewk@rainieracquisitioncorp.com